SHARE PURCHASE AGREEMENT


         This Agreement is made as of the 18th day of March, 2002 between Pioneer Investment Management, Inc., a Delaware corporation ("PIM"), and Pioneer High Income Trust, a Delaware business trust (the "Fund").

         WHEREAS, the Fund proposes to issue and sell common shares of beneficial interest (the "Shares") to the public pursuant to a registration statement on Form N-2 (the "Registration Statement") filed with the Securities and Exchange Commission;

         WHEREAS the Fund wishes to sell to PIM, and PIM wishes to purchase from the Fund, $100,003 of shares of beneficial interest of the Fund (6,981 shares at a purchase price of $14.325 per share (collectively, the "Shares")); and

         WHEREAS, PIM is purchasing the Shares for the purpose of providing the initial capitalization of the Fund as required by the Investment Company Act of 1940;

         NOW, THEREFORE, the parties hereto agree as follows:

1. Simultaneously with the execution of this Agreement, PIM is delivering to the Fund a check in the amount of $100,003 in full payment for the Shares.

2. PIM agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

3. PIM further agrees that it may not withdraw the Shares from the Fund for the first two years and at a rate, which at any time during the Fund's next three years of operations, exceeds in the aggregate $2,777.86 per month.

         Executed as of the date first set forth above.


                                            PIONEER INVESTMENT MANAGEMENT, INC.

                                            /S/ DANIEL T. GERACI_________
                                            By:      Daniel T. Geraci
                                            Its:     President


                                            PIONEER HIGH INCOME TRUST


                                            /S/ DANIEL T. GERACI_________
                                            By:      Daniel T. Geraci
                                            Its:     Executive Vice-President